Exhibit 12.1

May 18, 2016

Blue Ridge Bankshares, Inc.

17 West Main Street

Luray, Virginia 22835

Ladies and Gentlemen:

We have acted as counsel to Blue Ridge Bankshares, Inc., a Virginia corporation (the “Company”), in connection with the preparation of an Offering Statement on Form 1-A of the Company (the “Offering Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the qualification under the Regulation A exemption from registration under the Securities Act of 1933, as amended, of a maximum of 527,644 shares of the Company’s common stock, no par value per share (the “Shares”), issuable pursuant to the Agreement and Plan of Reorganization, dated as of March 30, 2016, between the Company and River Bancorp, Inc. (“River”), and a related Plan of Merger (collectively, the “Merger Agreement”).

In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinion set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:

•	the Offering Statement;

•	the Articles of Incorporation and Bylaws of the Company, as amended and as currently in effect;

•	certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and the other transactions contemplated by the Offering Statement;

•	the Merger Agreement; and

•	such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

919 East Main Street, 24th Floor Richmond, Virginia 23219	Phone: 804.783.2003 Fax: 804.783.2294

CALIFORNIA \ COLORADO \ CONNECTICUT \ DELAWARE \ GEORGIA \ MARYLAND \ MASSACHUSETTS

MICHIGAN \ NEVADA \ NEW JERSEY \ NEW YORK \ PENNSYLVANIA \ TEXAS \ VIRGINIA \ WASHINGTON, DC

ATTORNEYS AT LAW \ WWW.LECLAIRRYAN.COM

Blue Ridge Bankshares, Inc.

May 18, 2016

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of River common stock pursuant to the terms of the Merger Agreement and under the circumstances contemplated by the Offering Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement and to the reference to our name under the caption “Legal Matters” in the joint proxy statement/offering circular constituting a part of the Offering Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is furnished to you in connection with the filing of the Offering Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ LeClairRyan, A Professional Corporation